Vicor Corporation Earnings Release for the Quarter Ended September 30, 2006

ANDOVER, MA -- 10/23/2006 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the third quarter ended September 30, 2006.

Revenues for the quarter increased to $46,932,000 compared to $45,298,000 for the corresponding period a year ago. Net income for Q3 was $2,462,000, or $.06 per diluted share compared to net income of $1,708,000, or $.04 per diluted share, in Q3 2005.

For the nine months ended September 30, 2006 revenues increased to $144,014,000 from $133,057,000 for the same period of 2005. The Company reported net income for the period of $8,412,000, or $.20 per diluted share compared to net income of $1,836,000 or $.04 per diluted share in 2005.

Gross margin improved to 42.5% in Q3 2006 from 42.0% in Q3 2005 and decreased on a sequential basis from 42.9% in Q2 2006. The book-to-bill ratio for Q3 2006 was 1.00:1 as compared to 0.86:1 in Q2 2006. Backlog at the end of Q3 2006 was $39.3 million as compared to $38.6 million at the end of 2005.

In Q3 2006, the Company recorded $173,000 for expensing stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R).

Commenting on the third quarter, Vicor's CEO Patrizio Vinciarelli noted: "Demand improved in Q3 from the lackluster level in Q2 as orders increased by approximately 11%. In Q3 we continued to experience delays in certain significant orders projected to be booked in that quarter. As in Q2, these delays caused the book-to-bill and revenue levels to be short of expectations."

Vinciarelli went on to say: "The slow down that Vicor experienced beginning in Q2 has now been seen by other component manufacturers selling to the electronics industry at large. Customers continue to say that their orders have slipped by only a few months. However, the slow down may reflect more than an inventory correction. Aside from soft demand for Vicor bricks, a significant V-I Chip program has, for a second time, been delayed by 6 months.

"Given the revenue shortfall, Q3 margins were generally in line with expectations. Subject to increasing demand, we expect planned productivity improvements to support a resumption of incremental quarterly expansion in margins and overall profitability. In Q3, V-I Chip and Picor made progress with their product roadmaps and in major engagements with key customers. These developments may contribute top line growth and further improvements to the bottom line starting in the 2nd half of 2007."

Depreciation and amortization in Q3 was $3.3 million and capital additions were $1.3 million. For the first nine months of 2006 depreciation and amortization was $10.6 million and capital additions were $4.2 million. This compares to $12.8 million and $6.6 million, respectively for the first nine months of 2005. Cash and short and long-term investments decreased by $9.2 million in Q3, to approximately $116.4 million from $125.6 million at the end of Q2 2006. During the quarter the Company paid a dividend of approximately $6.3 million and repurchased 538,000 shares, for approximately $5.9 million. During the first nine months of 2006 the Company has paid approximately $11.3 million in dividends and repurchased 825,700 shares, for approximately $10.8 million. At the end of Q3 2006 there was approximately $8.5 million remaining in the authorized stock buy-back plan.

In 2006, the tax provision included estimated income taxes for federal and state taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, for the Federal alternative minimum tax and for estimated income taxes due in various state and international taxing jurisdictions. In the third quarter of 2006, the Company reduced its tax reserves by $468,000 due to closing tax periods in certain jurisdictions.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Monday, October 23, 2006 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call, should call 888-482-0024 at approximately 4:50 p.m. and use the Passcode 65829008. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through November 6, 2006. The replay dial-in number is 888-286-8010 and the Passcode is 54982045. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and build our business units, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, including Consumer Electronics, Communications, Information Technology and Automotive, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                    QUARTER ENDED       NINE MONTHS ENDED
                                    (Unaudited)           (Unaudited)
                                ---------  ---------  ---------- ---------
                                 SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,
                                   2006       2005       2006       2005
                                ---------  ---------  ---------- ---------

Net revenues                    $  46,932  $  45,298  $  144,014 $ 133,057
Cost of sales                      26,981     26,284      81,852    81,419
                                ---------  ---------  ---------- ---------
Gross margin                       19,951     19,014      62,162    51,638

Operating expenses:
  Sales & administration           11,225     10,144      33,796    30,385
  Research & development            7,961      7,590      23,531    22,066
  Gain from litigation-related
   settlement, net                      0          0           0    (2,250)
                                ---------  ---------  ---------- ---------
    Total operating expenses       19,186     17,734      57,327    50,201

Income from operations                765      1,280       4,835     1,437
                                ---------  ---------  ---------- ---------

Other income (expense), net         1,318        261       3,787       938
                                ---------  ---------  ---------- ---------

Income before income taxes          2,083      1,541       8,622     2,375

(Benefit) provision for income
 taxes                               (379)      (167)        210       539
                                ---------  ---------  ---------- ---------

Net income                      $   2,462  $   1,708  $    8,412 $   1,836
                                =========  =========  ========== =========

Net income per share:
  Basic                         $    0.06  $    0.04  $     0.20 $    0.04
  Diluted                       $    0.06  $    0.04  $     0.20 $    0.04

Shares outstanding:
  Basic                            41,703     41,912      41,932    41,896
  Diluted                          41,771     42,093      42,212    42,049

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                               SEPT 30,         DEC 31,
                                                 2006            2005
                                              (Unaudited)     (Unaudited)
                                             =============   =============
Assets

Current  assets:
  Cash and cash equivalents                  $      28,376   $      34,024
  Short-term investments                            87,971          88,692
  Accounts receivable, net                          30,101          28,072
  Inventories, net                                  20,931          17,168
  Deferred tax assets                                2,673           2,673
  Other current assets                               2,359           2,518
                                             -------------   -------------
    Total current assets                           172,411         173,147

Long-term investments                                    0           3,348
Property and equipment, net                         53,358          59,114
Other assets                                         8,329          10,146
                                             -------------   -------------

                                             $     234,098   $     245,755
                                             =============   =============

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                           $       7,728   $       8,741
  Accrued compensation and benefits                  4,839           4,583
  Other accrued liabilities                          5,585           9,438
                                             -------------   -------------
    Total current liabilities                       18,152          22,762

Deferred income taxes                                3,259           3,172
Minority interests                                   3,448           3,031

Stockholders' equity:
  Capital stock                                    158,337         152,122
  Retained earnings                                172,729         175,660
  Treasury stock                                  (121,827)       (110,992)
                                             -------------   -------------
    Total stockholders' equity                     209,239         216,790
                                             -------------   -------------

                                             $     234,098   $     245,755
                                             =============   =============

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439